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                                  Exhibit 5.1


                                 July 19, 1999


TranSwitch Corporation
Three Enterprise Drive
Shelton, CT  06484

     Re: Registration Statement on Form S-8 Relating to the Third Amended and Restated 1995 Stock Plan and 1995 Non-Employee Director Stock Option Plan (the "Plans") of TranSwitch Corporation (the "Company")

Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on or about July 19, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an additional 2,938,981 shares of Common Stock, $.001 par value per share, of the Company issuable pursuant to the Plans (the "Shares").

     We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals or copies of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, the terms of any option or purchase right grant thereunder duly authorized by the Company's Board of Directors or Compensation Committee and any related agreements with the Company, if any, will be validly issued, full paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    TESTA, HURWITZ & THIBEAULT, LLP